Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Form S-11 on Form S-8 Registration Statement No. 33-65934 of Taubman Centers, Inc., in Amendment No. 1 to Form S-3 Registration Statement No. 33-99636 of Taubman Centers, Inc., in Amendment No. 3 to Form S-3 Registration Statement No. 333-19503 of Taubman Centers, Inc., in Form S-3 Registration Statement No. 333-16781 of Taubman Centers, Inc., in Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-35433, in Post-Effective Amendment No. 1 to Registration Statement No. 033-73038 on Form S-3 of Taubman Centers, Inc., and in Form S-3 Registration Statement No, 333-117225 of :

our report dated February 4, 2004 (except Note 7 relating to recoverable depreciation, to which the date is January 31, 2005) relating to the financial statements and the financial statement schedules as of December 31, 2003 and for each of the two years in the period then ended, of Taubman Centers, Inc. and our report dated February 4, 2004 (except Note 2 relating to recoverable depreciation, to which the date is January 31, 2005) on the combined financial statements and the financial statement schedules as of December 31, 2003 and for each of the two years in the period then ended, of the Unconsolidated Joint Ventures of the Taubman Realty Group Limited Partnership

appearing in this Annual Report on Form 10-K of Taubman Centers, Inc. for the year ended December 31, 2004.

Deloitte & Touche LLP

Detroit, Michigan
March 4, 2005